Exhibit 10.2

Grace Rich Shareholders Agreement

Dated

September 16, 2013

SHAREHOLDERS AGREEMENT

Among

SAAMABA, LLC,

SCIO DIAMOND TECHNOLOGY CORPORATION

AND S21 RESEARCH HOLDINGS

Proprietary and Confidential	09/16/13

Contents

Clause

1.	Interpretation	3
2.	The Business of the Company	5
3.	Formation of the Company	5
4.	Closing	6
5.	Directors and management	7
6.	Finance for the Company	8
7.	Restrictions on the parties	8
8.	The Business Plan	9
9.	Accounting	9
10.	Dividend policy	10
11.	Transfer of shares	10
12.	Obligatory Transfer Event	11
13.	Transfer following Obligatory Transfer Event	11
14.	Expert	12
15.	Termination and liquidation	13
16.	Closing the sale and purchase of shares in the Company	13
17.	Status of agreement	14
18.	Confidentiality	15
19.	Warranty	16
20.	Whole agreement	16
21.	Assignments	16
22.	Variation and waiver	16
23.	Costs	17
24.	No partnership	17
25.	Good faith	17
26.	Third party rights	17
27.	Notice	17
28.	Interest on late payment	18
29.	Language	19
30.	Severance	19
31.	Further assurance	19
32.	Counterparts	19
33.	Agreement survives Closing	19
34.	Governing law and jurisdiction	19

THIS AGREEMENT is dated September 17, 2013

PARTIES

(1)                                 SAAMABA, LLC, a limited liability company formed under the laws of the State of Michigan, USA, whose principal place of business is located at 354 Indusco Court, Troy, MI 48083 (“SAAMABA”).

(2)                                 Scio Diamond Technology Corporation a corporation formed under the laws of the State of Nevada, USA, whose principal place of business is located at 411 University Ridge, Suite D, Greenville, SC 29601 (“Scio”).

(3)                                 S21 Research Holdings, a company formed under the laws of Israel, whose principal business is located at “to be provided” (“S21”).

BACKGROUND

(A)                               SAAMABA, Scio and S21 have agreed to form and jointly own Grace Rich Limited, a Hong Kong limited corporation (the “Company”).

(B)                               The Company will carry on business on the terms and conditions of this agreement.

(C)                               SAAMABA, Scio and S21 will exercise their rights in relation to the Company on the terms and conditions of this agreement.

AGREED TERMS

1.                                      INTERPRETATION

1.1                               The definitions and rules of interpretation in this clause apply in this agreement.

“Board” means the board of directors of the Company as constituted from time to time.

“Business” has the meaning given in clause 2.

“Business Day” means a day (other than a Saturday or Sunday) when banks in [CITY] are open for business.

“Business Plan” has the meaning given in clause 8.

“Change of Control” means, with respect to any party: (i) the sale of all or substantially all of the assets of such party to an independent third party; (ii) a sale resulting in more than 50% of the equity interests of such party being held by an independent third party; or (iii) a merger, consolidation, recapitalization or reorganization of such party with or into an independent third party that results in the inability of the equity holders of such party to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity.

“Closing,” means the completion of the formation of the Company in accordance with clause 4.

“Closing Date” has the meaning given in clause 4.

“Confidential Information” has the meaning given in clause 18.

“Continuing Shareholder” has the meaning given in clause 11.

“Control”, in relation to a body corporate, means the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)                       by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)                       by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate.

“Consulting Agreement” means the Consulting Agreement, dated September 17, 2013, between Scio and the Company.

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect.

“Expert” means a person appointed in accordance with clause 14 to resolve a matter under this agreement.

“Fair Value” means the value of shares determined in accordance with clause 13.

“Financial Year” in relation to the Company, means a financial accounting period of 12 months ending on the date given in clause 3.11 but, in the first year in which the Company is formed, means the period starting with the day the Company is formed and ending on the date given in clause3.11.

“Group” means, in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a Group is a member of the Group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time shall apply to the company as it is at that time.

“S21 Shares” means shares of Series C Common Stock of the Company.

“Joint Venture Agreement” means the Joint Venture Agreement, dated September 17, 2013, by and among SAAMABA, Scio and S21.

“License Agreement” means the License Agreement, dated September 17, 2013, by and between Scio and the Company.

“Notice of Obligatory Transfer Event” has the meaning given in clause 13.1.

“Obligatory Transfer Event” means, in relation to a party, any event specified in clause 12 that happens to that party.

“Product” shall mean type lla Single-Crystal CVD Diamond.

“Reserved Matters” the matters listed in Schedule A.

“SAAMABA Director” means any director appointed to the Board by SAAMABA.

“SAAMABA Shares” means shares of Series A Preferred Stock of the Company.

“Scio Director” means any director appointed to the Board by Scio.

“Scio Share” means shares of Series B Preferred Stock of the Company.

“Shareholders” means the holder of shares in the Company.

“Sublicense Agreement” means the Sublicense Agreement, dated September 17, 2013, by and between the Company and [WFOE].

“Shareholders’ Agreement” means the Shareholders’ Agreement, dated September 17, 2013, by and between the SAAMABA, SCIO and S21.

“Subsidiary” means, in relation to a company wherever incorporated (the holding company), any other company in which the holding company (or a person acting on its behalf) directly or indirectly holds or controls either:

(a)                       a majority of the voting rights exercisable at general meetings of the company; or

(b)                       the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company,

and any company, which is a Subsidiary of another company, is also a Subsidiary of that company’s holding company.

Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to that company as it is at that time.

“Transfer Notice” has the meaning given in clause 11.

1.2                               Clause, schedule and paragraph headings do not affect the interpretation of this agreement.

1.3                               A reference to a clause or a schedule is a reference to a clause of, or a schedule to, this agreement. A reference to a paragraph is to a paragraph of the relevant schedule.

1.4                               A person includes a natural person or a corporate or unincorporated body (whether or not having a separate legal personality).

1.5                               Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6                               Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.7                               All warranties, representations, agreements and obligations expressed to be given or entered into by more than one person are given or entered into jointly and severally by the persons concerned.

1.8                               A reference to a law is a reference to it as it is in force from time to time, taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it, provided that, as between the parties, no such amendment, extension, application or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9                               Writing or written includes faxes but no other electronic form.

1.10                        Documents in agreed form are documents in the form agreed by the parties and initialed by them or on their behalf for identification.

1.11                        A reference in this agreement to a document is a reference to the document whether in paper or electronic form.

1.12                        A reference in this agreement to other documents referred to in the agreement is a reference to the following documents:  the Consulting Agreement, the Joint Venture Agreement, the License Agreement, the Sublicense Agreement and the Shareholders’ Agreement.

1.13                        Where the words include(s), including or in particular are used in this agreement, they are deemed to have the words “without limitation” following them.

1.14                        Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.15                        Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.16                        References to times of the day are, unless the context requires otherwise, to Eastern Standard Time Zone, time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.                                      THE BUSINESS OF THE COMPANY

2.1                               The Business of the Company is the manufacture and distribution of type IIa Single-Crystal CVD diamonds in accordance with the terms of the License Agreement.

2.2                               Each party shall use its reasonable endeavors to promote and develop the business of the Company to the best advantage of the Company.

3.                                      FORMATION OF THE COMPANY

3.1                               The Company was formed and organized on June 6, 2013 as a limited corporation under the Companies Ordinance (Chapter 32) of the Special Administrative Region of Hong Kong, the People’s Republic of China.

3.2                               At or before Closing, the parties shall procure that such shareholder and director meetings are held, and resolutions passed, to ensure that the Company shall have the characteristics set out in this clause.

3.3                               The share capital of the Company is 10,000 shares, divided among Series A Preferred, Series B Preferred, and Series C Common. Each Series of Stock shall have different rights and preferences, but shares in each Series shall only have one vote per share.  Series A Preferred shall have certain rights and privileges, plus certain liquidation preferences set forth in Schedule A; except for employee stock options and warrants, Series B Preferred shall have non-dilutable preferences set forth in Schedule A; and Series C Common shall have no special preferences or rights other than as set forth in this Agreement.  At Closing, SAAMABA shall be issued 6,000 SAAMABA Shares upon receipt of proper consideration; Scio shall be issued 3,000 Scio Shares upon receipt of proper consideration and S21 shall be issued 1,000 S21 Shares upon receipt of proper consideration.

3.4                               The name of the Company is Grace Rich Limited.

3.5                               The Company’s constitutional and corporate documents are attached hereto as Exhibit A.

3.6                               The SAAMABA Directors shall be Neena Mehta, Shrikant Mehta and Shan Mehta.

3.7                               The Scio Director shall be Michael McMahon.

3.8                               The chairman shall be Shirkant Mehta.

3.9                               The registered office shall be at”to be determined within 60 days, and be Hong Kong address.

3.10                        The Financial Year shall end on December 31 in each year.

3.11                        The parties shall procure that before Closing and except as required by clause 4, the Company shall not carry on any trade or business or be engaged in any activities of any sort nor have any assets or liabilities.

4.                                      CLOSING

4.1                               Closing shall take place at 1PM, September 16, 2013 on the Closing Date at:

(a)                       the offices of located at 354 Indusco Ct., Troy, MI 48083 or

4.2                               At or before Closing, the Company must have the characteristics set out in clause 3.

4.3                               At Closing:

(a)                       the parties shall procure that the Company shall issue 6,000 SAAMABA Shares to SAAMABA and take such steps as are necessary to establish SAAMABA as the legal owner of the SAAMABA Shares in accordance with Hong Kong law; and

(b)                       in consideration of the issue of SAAMABA Shares, SAAMABA shall pay HK$6,000 to the Company.

4.4                               At Closing:

(a)                       the parties shall procure that the Company shall issue 3,000 Scio Shares to Scio and take such steps as are necessary to establish Scio as the legal owner of the Scio Shares in accordance with Hong Kong law; and

(b)                       in consideration of the issue of Scio Shares, Scio shall pay HK$3,000 to the Company.

4.5                               At Closing:

(a)                       the parties shall procure that the Company shall issue 1,000 S21 Shares to S21 and take such steps as are necessary to establish S21 as the legal owner of the S21 Shares in accordance with Hong Kong law; and

(b)                       in consideration of the issue of S21 Shares, S21 shall pay HK$1,000 to the Company.

4.6                               At Closing, a Business Plan that has been prepared for the Financial Year shall be appended for review by the Shareholders.

4.7                               At Closing, the parties shall procure that the following agreements are executed in the agreed form:

(a)                       The Consulting Agreement;

(b)                       The Joint Venture Agreement;

(c)                        The License Agreement;

(d)                       The Shareholders’ Agreement; and

(e)                        Initials signifying agreement on the format of the Sublicense Agreement.

5.                                      DIRECTORS AND MANAGEMENT

5.1                               The Board has responsibility for the supervision and management of the Company and its business.

5.2                               There shall be four (4) directors on the Board made up of three (3) SAAMABA Directors and one (1) Scio Director.

5.3                               The Chairman shall be appointed by SAAMABA.  If the chairman for the time being is unable to attend any meeting of the Board the party who appointed him shall be entitled to appoint another Director appointed by it to act as chairman at the meeting.

5.4                               A party may nominate a director, and remove a director whom it nominated, by giving notice to the Company and the other party. The appointment or removal takes effect on the date on which the notice is received by the Company or, if a later date is given in the notice, on that date.

5.5                               The party removing a director shall indemnify and keep indemnified the Company against any claim connected with the director’s removal from office.

5.6                               The parties intend there to be a meeting of directors at as often as needed to be determined by the Chairman.  Meetings can be held in person, telephonically or via instant messaging. The Chairman shall determine location of meetings.

5.7                               The Chairman may call a meeting at his discretion and any 2 directors may call a meeting by notifying the Secretary of the time and place for such a meeting pursuant to the procedures for notice as set forth herein.

5.8                               The parties shall ensure that at least seven Business Days’ notice of a meeting of directors is given to all directors entitled to receive notice accompanied by:

(a)                       an agenda specifying in reasonable detail the matters to be raised at the meeting; and

(b)                       copies of any papers to be discussed at the meeting.

5.9                               A shorter period of notice of a meeting of directors may be given if at least one SAAMABA Director and the Scio Director agree in writing.

5.10                        The quorum at any meeting of directors (including adjourned meetings) is one SAAMABA Director (or his alternate) and the Scio Director (or his alternate).

5.11                        No business shall be conducted at any meeting of directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

5.12                        If a quorum is not present within 90 minutes after the time specified for a directors’ meeting in the notice of the meeting then it will be adjourned for one (1) Business Day at the same time and place.

5.13                        A meeting of directors shall be adjourned to another time or date at the request of the majority of the directors present at the meeting.  No business may be conducted at a meeting after such a request has been made.  No more than one such adjournment may be made in respect of a meeting.

5.14                        Directors may make decisions binding the Company by passing resolutions.  A resolution is passed, regardless of whether it is presented at a meeting of the directors or by written proposal if more votes are cast for it than against it, or if via written resolution, if any two or more directors shall have executed and approved the resolution.

5.15                        At a meeting of directors, each director has one vote.

5.16                        A SAAMABA Director or a Scio Director who is absent from a meeting may appoint any person (except an existing director representing the other class of shares) to act as his alternate at the meeting. For the purposes of the meeting the alternate director:

(a)                       shall be the SAAMABA Director or Scio Director by whom he is appointed and may, in particular, vote in place of the SAAMABA Director or Scio Director; and

(b)                       where the person appointed as an alternate is already a director of the Company in his own right, shall also be a director (and may vote) in his own right.

6.                                      FINANCE FOR THE COMPANY

6.1                               The parties envisage that the Company shall be self-financed from the cash flow of the Company and the initial cash contributions made by the Shareholders.

6.2                               In the event the cash flow of the Company, together with the initial cash contributions made by the Shareholders, is insufficient for the operations of the Company, SAAMABA shall undertake to use its reasonable efforts to seek additional cash in such amounts as are necessary for the continued operations of the Company.  Such additional infusion of capital can be in the form of sale of equity in the Company, loans or other financing vehicles as the board deems appropriate.

7.                                      RESTRICTIONS ON THE PARTIES

7.1                               None of the parties hereto nor any of its Subsidiaries may, during the times specified below, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business of the Company (as described in clause 2.1) including any developments in the Business after the date of this agreement.  The times during which these restrictions apply are:

(a)                       any time when the party in question is a Shareholder; and

(b)                       for a period of 2 years after the party in question ceases to be a Shareholder.

7.2                               None of the parties hereto nor any of its Subsidiaries may, during the times specified below, deal with or seek the customer of any person that is, or was within the previous 12 months, a client or customer of the Company or, where the party is no longer a Shareholder, any person that was a client or customer of the Company at any time during the period of 12 months immediately preceding the party in question ceasing to be a Shareholder.  The times during which these restrictions apply are:

(a)                       any time when the party in question is a Shareholder; and

(b)                       for a period of 2 years after the party in question ceases to be a Shareholder.

7.3                               None of the parties hereto nor any of its Subsidiaries may, during the times specified below, offer employment to, enter into a contract for the services of, or attempt to solicit or seek to entice away from the Company any individual who is, at the time of the offer or attempt a director, officer or employee with the Company, or procure or facilitate the making of any such offer or attempt by any other person. The times during which these restrictions apply are:

(a)                       any time when the party in question is a Shareholder; and

(b)                       for a period of 2 years after the party in question ceases to be a Shareholder.

7.4                               The undertakings in clause 7 are given by each party to the others and to the Company and apply to actions carried out by each party (or any of its Subsidiaries) in any capacity and whether directly or indirectly, on the party’s (or Subsidiary’s) own behalf, on behalf of any other person or jointly with any other person.

7.5                               Nothing in clause 7 prevents a party or any of its Subsidiaries:

(a)                       from holding for investment purposes only any units of any authorized unit trust; or

(b)                       from holding for investment purposes only not more than 5% of any class of shares or securities of any company traded on any national securities exchange.

7.6                               Each of the covenants in clause 7 is considered fair and reasonable by the parties, but if any such restriction is found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and effective.

7.7                               Each party shall, to the extent that it is able to do so, exercise all voting rights and other powers in relation to its Subsidiaries to procure that the Subsidiaries comply with the terms of clause 7.

8.                                      THE BUSINESS PLAN

8.1                               The Business Plan shall be an annual business plan for the Company prepared by the Company, and approved by Scio, and it shall include in relation to the Financial Year to which it relates:

(a)                       a cash flow statement giving:

(i)                           an estimate of the working capital requirements; and

(ii)                        an indication of the amount (if any) that it is considered prudent to retain, for the purpose of meeting those requirements, out of those profits of the previous Financial Year that are available under the law of Hong Kong for distribution to Shareholders;

(b)                       a monthly projected profit and loss account;

(c)                        a monthly operating budget (including capital expenditure requirements and any debt financing requirements) and balance sheet forecast;

(d)                       a management report giving business objectives for the Financial Year; and

(e)                        a financial report which shall include an analysis of the estimated results of the Company for the previous Financial Year compared with the Business Plan for that year, identifying variations in sales revenues, costs and other material items.

8.2                               The Business Plan for the Financial Year in which the Company is formed available for inspection at Closing.

9.                                      ACCOUNTING

9.1                               The Company shall at all times maintain accurate and complete accounting and other financial records in accordance with the requirements of all applicable laws and generally accepted accounting principles in Hong Kong. GAAP compliant accounting records can be made available to the requesting party provided such requesting party agrees to pay upfront for the compliance costs. Each party and its authorized representatives shall be allowed access at all reasonable times to examine the books and records of the Company provided a written request is made to the Company at least 5 days in advance of the inspection date.

9.2                               The Company shall supply each party with the financial information necessary to keep the party informed about how effectively the Business of the Company is performing and in particular shall supply each party with:

(a)                       a copy of each year’s Business Plan;

(b)                       a copy of the unaudited accounts of the Company prepared in accordance with the laws applicable in, and generally accepted accounting principles in, Hong Kong, or a higher standard required by a secured party, within 3 months of the end of the year to which the accounts relate;

10.                               DIVIDEND POLICY

10.1                        To the extent permitted by any applicable law, and unless the parties agree otherwise in relation to any particular Financial Year, the Company shall distribute by way of dividend at least 40% of the profit of the Company in relation to each Financial Year, after the deduction of taxation, and extraordinary items as shown in the audited accounts for that year. Notwithstanding the foregoing, the Board of Directors shall have the discretion to distribute dividends earlier than the third anniversary of the formation of the Company and in such different percentage amounts, subject to the requirements or limitations imposed by applicable law.

10.2                        A distribution under clause 10 in relation to any Financial Year shall be made within six months of the day to which the audited accounts for that Financial Year are made up.

11.                               TRANSFER OF SHARES

11.1                        No party shall transfer, grant any security interest over, or otherwise dispose of or give any person any rights in or over any share or interest in any share in the Company unless it is permitted or required to do so under this agreement and carried out in accordance with the terms of this agreement.

11.2                        A party may do anything prohibited by clause 11 if all the other parties have consented to it in writing.

11.3                        A party may transfer all of its shares in the Company to a member of its Group without following the steps in clause 11 if, at the time of the transfer and in relation to all the shares being transferred, the transferring party:

(a)                       procures that the transferee enters into a shareholders’ agreement with the remaining party to this agreement on the same terms as apply to the transferring party in relation to those shares immediately before the transfer; and

(b)                       guarantees all the obligations and any liabilities of the transferee under that agreement.

11.4                        A party may transfer all its shares in the Company to any person for cash and not on deferred terms if that party follows the steps in clause 11.

11.5                       The party wishing to transfer its shares (“Seller”) must give an irrevocable notice (“Transfer Notice”) to the remaining parties (“Continuing Shareholder”) of the details of the proposed transfer including:

(a)                       if it wishes to sell its shares to a third party, the name of the proposed transferee, the terms of the sale and evidence of the third party’s acceptance of the sale terms and conditions; and

(b)                       the price (in cash) at which it wishes to transfer its shares.

11.6                        If the Continuing Shareholder gives notice to the Seller within 60 days of receiving the Transfer Notice (the first day being the day after it receives the Transfer Notice) that it wishes to buy all the Seller’s shares in the Company, the Continuing Shareholder shall have the right to do so at the price specified in the Transfer Notice.

11.7                        The Continuing Shareholder is bound to buy all the Seller’s shares when it gives notice to the Seller that it wishes to do so under clause 11.6. The sale and purchase of shares shall take place on the terms set out in clause 16.

11.8                        If, at the expiry of the period specified in clause 11.6, the Continuing Shareholder has not notified the Seller that it wants to buy the shares, the Seller may transfer all its shares in the Company to the buyer identified in the Transfer Notice at a price not less than the price specified in that notice, provided that it does so within 2 months of the expiry of the period specified in clause 11.6.

11.9                        Each party undertakes (in respect of the shares that it holds) to give, and to use its reasonable efforts to procure that shareholders in its Group give, the approvals required for the transfer of shares under clause 11.

11.10                 The Seller shall procure that, in relation to the shares being sold in the Company, any buyer of the shares who is not a party to this agreement enters into a shareholders’ agreement at closing of the sale of such shares with the Continuing Shareholder on the same terms as apply to the Seller in relation to those shares before closing.

11.11                 References in clause 11 to shares held by a party in the Company are to all the shares in the Company held by that party and any members of its Group, and not to some only of those shares.

12.                               OBLIGATORY TRANSFER EVENT

12.1                        If anything mentioned in clause 12 happens to a party it is an Obligatory Transfer Event in respect of that party and the provisions of clause 13 apply.

12.2                        If the party is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to that party and has stopped paying its debts as they fall due.

12.3                        If a step has been taken to initiate any process by or under which:

(a)                       the ability of the creditors of the party to take any action to enforce their debts is suspended, restricted or prevented; or

(b)                       some or all of the creditors of the party accept, by agreement or in pursuance of a court order, an amount of less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the party; or

(c)                        a person is appointed to manage the affairs, business and assets of the party on behalf of the party’s creditors; or

(d)                       the holder of a charge over assets of the party is appointed to control the business and assets of the party.

12.4                        If a process has been instituted that could lead to the party being dissolved and its assets being distributed among the party’s creditors, shareholders or other contributors.

12.5                        If there is a Change of Control of the party..

13.                               TRANSFER FOLLOWING OBLIGATORY TRANSFER EVENT

13.1                        Where an Obligatory Transfer Event happens to a party (in this clause the Seller), it shall give notice of it to the other party (in this clause the Buyer, which by definition can only be SAAMABA or SCIO) as soon as possible and, if it does not, it is deemed to have given notice of it on the date on which the Buyer becomes aware of such Obligatory Transfer Event (“Notice of Obligatory Transfer Event”).

13.2                        As soon as practicable after service, or deemed service, of the Notice of Obligatory Transfer Event, the parties shall appoint an Expert to determine the Fair Value of the Seller’s shares in the Company (“Sale Shares”).

13.3                        The Buyer has the right, within 30 days of receiving notification of the Fair Value determined by the Expert (the first day being the day after the Buyer receives the Fair Value notification), to serve a notice on the Seller to buy all of the Sale Shares at the Fair Value.

13.4                        In this clause the “Fair Value” of the Sale Shares shall be the value that the Expert certifies to be the fair market value in his opinion based on the following assumptions:

(a)                       the value of the shares in question is that proportion of the fair market value of the entire issued share capital of the Company that the Sale Shares bear to then total issued share capital of the Company (with no premium or discount for the size of the Seller’s shareholding or for the rights or restrictions applying to the shares under this agreement);

(b)                       the sale is between a willing buyer and a willing seller on the open market;

(c)                        the sale is taking place on the date that the Obligatory Transfer Event occurred;

(d)                       the Company’s businesses shall continue to be carried on as a going concern (unless the Company is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to the Company);

(e)                        the shares are sold free of all Encumbrances; and

(f)                         to take account of any other factors that the Expert reasonably believes should be taken into account.

13.5                        The Expert shall be requested to determine the Fair Value of the Sale Shares within 30 Business Days of his appointment and to notify the Buyer and Seller in writing of his determination.

13.6                        The service of a notice to buy under clause 13.3 shall bind the parties to buy and sell the shares, as the case may be, in accordance with clause 16.

13.7                        If at the end of the period specified in clause 13.3 the Buyer has not served a notice to buy the Sale Shares, the Buyer may elect by written notice served on the Seller for the Company to be wound up in accordance with clause 15.

14.                               EXPERT

14.1                        An Expert is a person appointed in accordance with clause 14 to resolve a matter arising under this agreement.

14.2                        The parties shall endeavor to agree on the appointment of an independent Expert and to agree the terms of appointment with the Expert.

14.3                        If the parties are unable to agree on the appointment of an Expert within 60 Business Days of either party serving details of a suggested expert on the other, either party shall then be entitled to request the Hong Kong International Arbitration Commission to appoint an Expert of repute with international experience in valuation and agree the Expert’s terms of appointment.

14.4                        Subject to clause 13.5, the Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of three months of the matter being referred to the Expert.

14.5                        All matters under clause 14 shall be conducted, and the Expert’s decision shall be written, in the English language.

14.6                       The parties are entitled to make submissions to the Expert, including oral submissions, and shall provide (or procure that others including the Company provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision subject to the Expert agreeing to give such confidentiality undertakings as the parties may reasonably require.

14.7                        To the extent not provided for by clause 14, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate[, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

14.8                        Each party shall, with reasonable promptness, supply (and procure that others including the Company supply) each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under clause 14.

14.9                        The Expert shall act as an expert and not as an arbitrator. The Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

14.10                 Each party shall bear its own costs in relation to the reference to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally.

15.                               TERMINATION

15.1                        Except for the provisions which clause 15 states shall continue in full force after termination, this agreement shall terminate:

(a)                       when only one party holds shares in the Company; or

(b)                       when a resolution is passed by shareholders or creditors, or an order is made by a court or other competent body or person instituting a process that will lead to the Company being dissolved and its assets being distributed among the Company’s creditors, shareholders or other contributors.

15.2                        The following provisions of this agreement remain in full force after termination:

(a)                       Clause 1 (interpretation);

(b)                       Clause 7 (restrictions on the parties);

(c)                        Clause 15 (termination and liquidation);

(d)                       Clause 18 (confidentiality);

(e)                        Clause 20 (whole agreement);

(f)                         Clause 22 (variation and waiver);

(g)                        Clause 23 (costs);

(h)                       Clause 27 (notice);

(i)                           Clause 29 (language);

(j)                          Clause 30 (severance); and

(k)                       Clause 34 (governing law and jurisdiction).

15.3                        Termination of this agreement shall not affect any rights or liabilities that the parties have accrued under it.

15.4                        Where the Company is to be dissolved and its assets distributed, the parties shall agree a suitable basis for dealing with the interests and assets of the Company and shall endeavor to ensure that:

(a)                       all existing contracts of the Company are performed to the extent that there are sufficient resources;

(b)                       the Company does not enter into any new contractual obligations;

(c)                        the Company is dissolved and its assets are distributed as soon as practicable; and

(d)                       any other proprietary information and intellectual property rights belonging to or originating from a party are returned to it by the other party or the Company and all such proprietary information and intellectual property rights shall be erased from the computer systems (to the extent possible) of the Company and the party who is returning it.

15.5                        Where any party is required by any law, regulation or governmental or regulatory authority to retain any proprietary information (or copies of such information) of the other party or the Company, it shall notify the other party in writing of such retention giving details of the information that it has been required to retain.

16.                               CLOSING THE SALE AND PURCHASE OF SHARES IN THE COMPANY

16.1                        The sale of shares under this agreement shall close at the offices of the Buyer on the 5th Business Day:

(a)                       after the Continuing Shareholder (having received a Transfer Notice) gives notice to the Seller that it wishes to buy all the Seller’s shares under clause 11.6; or

(b)                       after service of a notice to buy under clause 13.3.

16.2                        At closing the party selling the shares shall:

(a)                       transfer the shares free from all Encumbrances in such form as is necessary for the buyer to establish legal ownership in accordance with Hong Kong law;

(b)                       deliver the resignations of any directors appointed by the selling party to take effect at closing and acknowledging that they have no claims against the Company;

(c)                        warrant that it has no right to require the Company to issue any share capital or other securities and that no Encumbrance affects any unissued shares or other securities of the Company;

(d)                       warrant that it is the beneficial owner of the shares being sold;

(e)                        warrant that no commitment has been given to create an Encumbrance affecting the shares being sold (or any unissued shares or other securities of the Company) and that no person has claimed any rights in respect thereof; and

(f)                         undertake to do all it can, at its own cost, to give the buyer the full legal and beneficial title to the shares.

16.3                        At closing the buying party shall pay the purchase price by wire transfer of immediately available funds to the selling party.

16.4                        At or before closing, the Company shall repay any loans made by the selling party to the Company (together with any interest accrued thereon) and the parties shall use their best endeavors to procure that the selling party is released from any guarantees, security arrangements and other obligations that it has given in respect of the Company and its business.

16.5                        The shares shall be sold with all rights that attach, or may in the future attach, to them.

16.6                        The party buying the shares is not obliged to complete the purchase of any of the shares being sold unless the purchase of all the shares is completed simultaneously.

16.7                        If the party selling the shares fails to complete the transfer of shares as required under clause 16 the Company:

(a)                       is irrevocably authorized to appoint any person to transfer the shares on the selling party’s behalf and to do anything else that the party buying the shares may reasonably require to complete the sale; and

(b)                       may receive the purchase price in trust for the party selling the shares, giving a receipt that shall discharge the party buying the shares.

17.                               Status of agreement

17.1                        Each party shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to the Company to procure that the provisions of this agreement are properly and promptly observed and given full force and effect according to the spirit and intention of this agreement.

17.2                        If any provision in the constitutional documents of the Company conflicts with any provision of this agreement, this agreement shall prevail. If any provision in this Agreement conflicts with any provision of the Joint Venture Agreement, the Joint Venture Agreement shall prevail. Notwithstanding this clause, the parties will endeavor to amend and conform both the constitutional documents of the Company as well as the Joint Venture Agreement to this Agreement to eliminate or reduce any conflicting provisions.

17.3                        The parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the constitutional documents to the extent necessary to permit the Company and its business to be administered as set out in this agreement.

17.4                        The parties hereby expressly agree to amend the Memorandum and Articles of Association of the Company to reflect the different Classes of Stock, along with different rights and preferences, as well as to reflect other provisions, terms and conditions set forth herein to fully effectuate the intent of the parties.

18.                               CONFIDENTIALITY

18.1                        In this clause Confidential Information means any information which:

(a)                       either party may have or acquire (whether before or after the date of this agreement) in relation to the customers, suppliers, business, assets or affairs of the Company (including, without limitation, any information provided pursuant to clause 9); or

(b)                       either party or any member of its Group may have or acquire (whether before or after the date of this agreement) in relation to the customers, suppliers, business, assets or affairs of the other party or any member of the other party’s Group as a consequence of the negotiations relating to this agreement or any other agreement or document referred to in this agreement or the performance of this agreement or any other agreement or document referred to in this agreement; or

(c)                        relates to the contents of this agreement (or any agreement or arrangement entered into pursuant to this agreement), but excludes the information in clause 18.2.

18.2                        Information is not Confidential Information if:

(a)                       it is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement; or

(b)                       either party can establish to the reasonable satisfaction of the other party that it found out the information from a source not connected with the other party or its Group and that the source is not under any obligation of confidence in respect of the information; or

(c)                        either party can establish to the reasonable satisfaction of the other party that the information was known to the first party before the date of this agreement and that it was not under any obligation of confidence in respect of the information; or

(d)                       the parties agree in writing that it is not confidential.

18.3                        Each party shall at all times use all reasonable endeavors to keep confidential (and to ensure that its employees, agents, Subsidiaries and the employees and agents of such Subsidiaries, and the Company (in respect of information specified in clause 18.1(b) and clause 18.1(c)) shall keep confidential) any Confidential Information and shall not use or disclose any Confidential Information except:

(a)                       to another member of the SAAMABA Group, Scio Group or S21 Group, as the case may be, or to a party’s professional advisers where such disclosure is for a purpose related to the operation of this agreement; or

(b)                       with the written consent of such of the Company or the party or any member of its Group that the information relates to; or

(c)                        as may be required by law or by the rules of any recognized stock exchange, or governmental or other regulatory body, when the party concerned shall, if practicable, supply a copy of the required disclosure to the other before it is disclosed and incorporate any amendments or additions reasonably required by the other and which would not thereby prevent the disclosing party from complying with its legal obligations; or

(d)                       to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group; or

(e)                        if the information comes within the public domain (otherwise than as a result of the breach of clause 18.3).

18.4                        Each party shall inform (and shall use all reasonable endeavors to procure that any Subsidiary and the Company shall inform) any officer, employee or agent or any professional adviser advising it in relation to the matters referred to in this agreement, or to whom it provides Confidential Information, that such information is confidential and shall require them:

(a)                       to keep it confidential; and

(b)                       not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this agreement).

18.5                        On termination of this agreement, either party may demand from the other and the Company the return of any documents containing Confidential Information in relation to the first party by notice in writing, whereupon the other party shall (and shall use all reasonable endeavors to ensure that its Subsidiaries, and its officers and employees and those of its Subsidiaries and the Company shall):

(a)                       return such documents; and

(b)                       destroy any copies of such documents and any other document or other record reproducing, containing or made from or with reference to the Confidential Information, save, in each case, for any submission to or filings with governmental, tax or regulatory authorities. Such return or destruction shall take place as soon as practicable after the receipt of any such notice.

18.6                        The obligations of each of the parties in clause 18 shall continue without limit in time and notwithstanding termination of this agreement for any reason.

18.7                        On the signing of this agreement, the parties shall issue a joint announcement about the formation of the Company, subject to approval of the Board of Directors.

19.                               WARRANTY

Each party warrants and represents to the other that, at the date of this agreement, the Company has not carried on any business, has no assets or liabilities, has no employees and is not a party to any contracts, except as necessary to comply with clause 4.

20.                               WHOLE AGREEMENT

20.1                        This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

20.2                        Each party acknowledges that, in entering into this agreement and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this agreement or those documents.

20.3                        Nothing in clause 20 operates to limit or exclude any liability for fraud.

21.                               ASSIGNMENTS

21.1                        Neither of the parties may assign, or grant any Encumbrance over or subcontract, or deal in any way with, any of its rights and obligations under this agreement or any document referred to in it without the prior written consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed).

21.2                        Each party that has rights under this agreement is acting on its own behalf.

22.                               VARIATION AND WAIVER

22.1                        A variation of this agreement shall be in writing and signed by or on behalf of all parties.

22.2                        A waiver of any right under this agreement is only effective if it is in writing and it applies only to the person to which the waiver is addressed and the circumstances for which it is given.

22.3                        A person that waives a right in relation to one person, or takes or fails to take any action against that person does not affect its rights against any other person.

22.4                        No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

22.5                        No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

22.6                        Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

23.                               COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement shall be borne by the party that incurred the costs.

24.                               No partnership

24.1                        The parties to this agreement are not in partnership with each other and there is no relationship of principal and agent between them.

24.2                        The parties have not made and agree not to make, or cause the Company to make, an election or other filing to treat the Company as other than a corporation for United States federal or state income tax purposes without the written consent of all other parties.

25.                               GOOD FAITH

25.1                        All transactions entered into between either party or any company Controlled by it and the Company shall be conducted in good faith and on the basis set out or referred to in this agreement or, if not provided for in this agreement, as may be agreed by the parties and, in the absence of such agreement, on an arm’s length basis.

25.2                        Each party shall at all times act in good faith towards the other and shall use all reasonable endeavors to ensure that this agreement is observed.

25.3                        Each party shall do all things necessary and desirable to give effect to the spirit and intention of this agreement.

26.                               THIRD PARTY RIGHTS

26.1                        This agreement is made for the benefit of the parties and their successors and permitted assigns and is not intended to benefit, or be enforceable by, anyone else.

26.2                        The right of the parties to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement is not subject to the consent of any person that is not a party to this agreement.

27.                               NOTICE

27.1                        A notice given under this agreement:

(a)                       shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)                       shall be sent for the attention of the person, and to the address, or fax number, given in clause 27 (or such other address, fax number or person as the relevant party may notify to the other party, such notice to take effect five days from the notice being received); and

(c)                        shall be:

(i)                           delivered personally; or

(ii)                        delivered by commercial courier; or

(iii)                     sent by fax; or

(iv)                    ; or (if the notice is to be served outside the country from which it is sent) sent by reputable international overnight courier.

27.2                        The addresses for service of notice are:

(a)                       SAAMABA

354 Indusco Ct.

Troy, Michigan 48083

Attention: Roger Parsons

(b)                       SCIO:

411 University Ridge, Suite D

Greenville, SC 29601

For the attention of:  Michael McMahon

(c)                        S21 :

To Be Provided

27.3                        If a notice has been properly sent or delivered in accordance with clause 27, it will be deemed to have been received as follows:

(a)                       if delivered personally, at the time of delivery; or

(b)                       if delivered by commercial courier, at the time of signature of the courier’s delivery receipt; or

(c)                        in the case of fax, at the time of transmission; or

(d)                       or in the case of reputable international overnight courier, 2 Business Days from the date of posting; or

(e)                        if deemed receipt under the previous paragraphs of this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of deemed receipt.

27.4                        To prove delivery, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

28.                               INTEREST ON LATE PAYMENT

28.1                        Where a sum is required to be paid under this agreement, but is not paid on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum at the rate set out in clause 28.2 for the period beginning with that date and ending with the date the sum is paid (and the period shall run after as well as before judgment).

28.2                        The rate of interest shall be .25% per annum above LIBOR as in effect from time to time.  Interest shall accrue on a daily basis and be compounded quarterly.

28.3                        Clause 28 is without prejudice to any claim for interest under the law.

29.                               LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

30.                               SEVERANCE

30.1                        If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

30.2                        If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

31.                               FURTHER ASSURANCE

Without prejudice to clause 4, each party shall promptly execute and deliver all such documents, and do all such things, as the other party may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

32.                               COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

33.                               AGREEMENT SURVIVES CLOSING

This agreement (other than obligations that have been fully performed) remains in full force after Closing.

34.                               GOVERNING LAW AND JURISDICTION

34.1                        This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of Hong Kong.

34.2                        The parties irrevocably agree that the courts of Hong Kong have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

This agreement has been entered into on the date stated at the beginning of it.

SAAMABA, LLC

By:

Name: Shrikant Mehta

Title: Managing Director

Date: September 16, 2013

Scio Diamond Technology Corporation

By:

Name: Michael W. McMahon

Title: President/CEO

Date: September 16, 2013

S21 Research Holdings

By:

Name: Danny Ratsaby

Title:

Date: September 16, 2013

Schedule A

Rights and Privileges for Series A Preferred

The holders of the Series A Preferred Stock shall be entitled to receive, upon the occurrence of a Liquidation Event (as defined below), prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other Series of Stock by reason of their ownership thereof, the amount of US$ $10,000.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares, “Preference Amount”), plus all declared or accumulated but unpaid dividends on such share for each share of Series A Preferred Stock then held by them.

After said Preference Amount has been paid to holders of Series A Preferred Shares, any remaining assets of the Company or proceeds received by the Company or its Shareholders shall be distributed to the holders of other Series of Shares pro rata.

A “Liquidation Event” shall include a liquidation, winding-up or dissolution of the Company, or at the election of the Board of Directors of the Company, a merger, acquisition or sale of voting control of the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, a sale of all or substantially all of the Company’s assets or the sale of any of the Company’s subsidiaries, or the termination of any license agreement in which the Company’s right to use intellectual property thereunder is materially affected.

Schedule B

Rights and Privileges for Series B Preferred

Except as otherwise set forth in this Agreement, the holders of the Series B Preferred Stock shall be entitled to such adjustments or splits to their shareholding so as to enable the holder of each share of Series B Preferred as issued on Closing date to maintain a one-one hundredth percentage (0.01%) ownership of the Company at all times.

Schedule C

Rights and Privileges for Series C Common

The holders of the Series C Common Stock shall have no special rights or privileges other than those vested in holders of any common share in the Company.